UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 10, 2007
AMERICAN SKIING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-13507	04-3373730

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
136 HEBER AVENUE, SUITE 303, PARK CITY, UTAH 84060
(Address of principal executive offices)
Registrant’s telephone number, including area code: (435) 615-0340
N/A
(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On September 10, 2007, American Skiing Company (the “Company”) filed a Certificate of Dissolution with the Delaware Secretary of State in accordance with its previously announced plan of complete dissolution and liquidation adopted by its Board of Directors on June 20, 2007 and approved by written consent of a majority of its stockholders on June 20, 2007. The dissolution will become effective as of 12:01 a.m. on September 13, 2007. Upon effectiveness of the dissolution, the Company will close its stock transfer books and discontinue recording transfers of its stock on its books, except by will, intestate succession or operation of law. Trading of the Company’s stock on the OTC Bulletin Board will also cease on September 13, 2007.
Following dissolution, the Company will cease conducting normal business operations, except as may be required to wind up its business affairs and to proceed with its dissolution and liquidation. The Company will continue its corporate existence solely for the purpose of engaging in activities appropriate for or consistent with the winding up and liquidation of its business and affairs and preserving the value of its remaining assets until they are sold or distributed to stockholders in the liquidation. Subsidiaries of the Company will continue their corporate existence and will continue to operate their assets in accordance with past practice. The Company also intends to continue honoring all of its existing contractual commitments and will maintain adequate capitalization of its subsidiaries through the proceeds available to it from the resort sales which the Company has already completed until those subsidiaries are sold or distributed to stockholders. The Company will continue to actively prosecute and defend all material litigation matters affecting the Company and its subsidiaries.
Pursuant to the plan of dissolution and liquidation, after payment of or provision for all the known, unascertained or contingent debts, obligations and liabilities of the Company, payment or distributions will be made to the holders of the Company’s Series C-1 convertible participating preferred stock and Series C-2 preferred stock (collectively, the “Series C preferred stock”) in satisfaction of the liquidation preference of the Series C preferred stock before any payments or distributions are made to the holders of common stock. The Series C preferred stock had a liquidation preference of approximately $418.87 million as of September 1, 2007. As previously announced in the Definitive Information Statement on Schedule 14C relating to the plan of dissolution and liquidation filed by the Company with the Securities and Exchange Commission (the “SEC”) on July 2, 2007, the Company does not expect to make any payments or distributions with respect to shares of the Company’s common stock pursuant to the Company’s dissolution and liquidation following payment to the holders of its Series C preferred stock. The Company currently does not anticipate making its first liquidation distribution until after the consummation of the pending sale of The Canyons ski resort, which is presently anticipated to occur in the fourth calendar quarter of 2007.
The Company intends to seek relief from filing annual and quarterly reports with the SEC under the securities Exchange Act of 1934 (the “Exchange Act”) as soon as possible after the filing of its Certificate of Dissolution. Immediately following the grant of such relief by the SEC, the Company will cease filing all annual and quarterly reports, subject to any terms of the relief granted by the SEC. The Company intends to continue filing current reports on Form 8-K for material events relating to the winding-up and dissolution of the Company with the SEC under the Exchange Act during the liquidation process for so long as it is required to do so.

Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

Exhibit 99.1	Press Release dated September 11, 2007
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 11, 2007	American Skiing Company
	By:	/s/ Foster A. Stewart, Jr.
		Name:	Foster A. Stewart, Jr.
		Title:	Senior Vice President and General Counsel

INDEX TO EXHIBITS

99.1	Press Release dated September 11, 2007